UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2009

FX Real Estate and Entertainment Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33902	36-4612924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, 15th Floor, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-796-8174

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As has been previously disclosed, FX Real Estate and Entertainment Inc.’s (the "Company") Las Vegas subsidiaries are currently in default under the $475 million mortgage loan secured by their Las Vegas property, which is substantially the Company’s entire business.

As has been previously disclosed, on April 9, 2009, the first lien lenders sent a Notice of Breach and Election to Sell, which initiates the trustee sale procedure against the Las Vegas property to satisfy the principal amount of $259 million and other obligations owed to them under the mortgage loan and secured by the property. Under Nevada law, the Las Vegas subsidiaries had the legal right to cure the default during a 35-day redemption period that expired on May 18, 2009. Because this redemption period has expired without the default being cured, the Las Vegas property may be sold in accordance with Nevada law (the process takes approximately 120 days) in a trustee sale to satisfy the first lien lenders’ obligations secured by the property. Although the second lien portion of the mortgage loan is also in default, pursuant to the intercreditor agreement among the first and second lien lenders, the second lien lenders are restricted from exercising their remedies so long as the first lien lenders continue exercising their remedies.

On June 5, 2009, the first lien lenders filed in the District Court for Clark County, Nevada a complaint for declaratory relief seeking the appointment of a receiver, and a petition for the appointment of a receiver, for the Las Vegas property. The fist lien lenders are seeking the appointment of a receiver on an expedited basis. If appointed, a receiver, rather than the Company’s Las Vegas subsidiaries, would manage and operate the Las Vegas property until its sale at a foreclosure sale or, if sooner, the initiation of bankruptcy proceedings.

The Company and the Las Vegas subsidiaries are considering all possible legal options, including bankruptcy proceedings. The Company cannot guarantee to what extent, if any, such actions may be viable or effective.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX Real Estate and Entertainment Inc.

June 11, 2009	By:	Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary